Exhibit 99.1

NEXSTAR MEDIA GROUP SECURES COMMITMENTS FOR

NEW SENIOR SECURED REVOLVING CREDIT FACILITY

Nexstar Prepays $250,000,000 of its Outstanding Term A Loans from Cash on Hand

IRVING, TX (September 4, 2020) – Nexstar Media Group, Inc. (Nasdaq: NXST) announced today that Nexstar Broadcasting, Inc. (“Nexstar”), a wholly-owned subsidiary, and Mission Broadcasting, Inc. (“Mission”), a variable interest entity of Nexstar, received new revolving credit commitments in an aggregate principal amount of $280,000,000 (the “2020 Revolving Credit Facility”) under Nexstar’s and Mission’s respective existing credit agreements.  $250,000,000 of the 2020 Revolving Credit Facility is allocated to Mission and $30,000,000 of the 2020 Revolving Credit Facility is allocated to Nexstar.  The 2020 Revolving Credit Facility is in addition to the $166,000,000 revolving credit facility under Nexstar’s and Mission’s existing credit agreements.

The 2020 Revolving Credit Facility bears interest at the LIBOR rate, with a margin in the range of 1.75% - 2.50%, determined based on a leverage based grid.  The remaining terms of the 2020 Revolving Credit Facility are substantially the same as Nexstar’s and Mission’s existing $166,000,000 revolving credit facility.

Concurrent with the close of the 2020 Revolving Credit Facility, Mission borrowed $225,000,000 under such facility and used the proceeds to prepay Mission’s outstanding term B loans in full.  Nexstar also made a voluntary prepayment of $250,000,000 of its outstanding term A loans with cash on hand.

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Media Group, Inc. commented, “The expansion and re-pricing of our revolving credit facility again highlights Nexstar’s focus on actively managing our capital structure and cost of capital to drive free cash flow growth while affording us the financial flexibility to act on other opportunities to enhance shareholder value.

“In addition, we continue to allocate cash from operations and exceptionally strong political advertising to make meaningful reductions of our debt. The active management of our capital structure combined with strong free cash flow generation positions Nexstar to pursue a range of actions to enhance shareholder returns on both a scheduled and opportunistic basis, including the payment of quarterly cash dividends, share repurchases through our recently expanded share repurchase authorization, further leverage reduction and select accretive acquisitions. We thank our lenders for their continued support and continue to expect Nexstar’s net leverage to decline to approximately 4x by year-end.”

About Nexstar Media Group, Inc.

Nexstar Media Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs, or provides sales and other services to 196 television stations and related digital multicast signals reaching 114 markets or approximately 39% of all U.S. television households (reflecting the FCC’s UHF discount). Nexstar’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities. Nexstar also owns WGN America, a growing national general entertainment cable network and a 31.3% ownership stake in TV Food Network, a top tier cable asset.  For more information please visit www.nexstar.tv.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of acquired television stations and digital businesses (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s other filings with the SEC.

Investor Contacts:	Media Contact:
Thomas E. Carter Chief Financial Officer Nexstar Media Group, Inc. 972/373-8800	Gary Weitman EVP and Chief Communications Officer Nexstar Media Group, Inc. 312/222-3394 or gweitman@nexstar.tv
Joseph Jaffoni, Jennifer Neuman
JCIR
212/835-8500 or nxst@jcir.com